Back to Form 8-K
Exhibit 99.1

CONTACTS: Investor relations: Gregg Haddad 813-865-1284 gregg.haddad@wellcare.com	Media relations: Amy Knapp 813-290-6208 amy.knapp@wellcare.com

WELLCARE GRANTED LISTING EXTENSION BY NYSE

TAMPA, FL — (BUSINESS WIRE) — September 18, 2008 — WellCare Health Plans, Inc. (NYSE:  WCG) today announced that the New York Stock Exchange (the "NYSE") has granted the Company an extension for its continued listing and the trading of its securities.

As previously disclosed, as a result of the delay in the Company's filing of its Annual Report on Form 10-K with the U.S. Securities and Exchange Commission for the fiscal year ended December 31, 2007, the Company is subject to the NYSE’s late filing procedures as they pertain to annual reports.  The extension granted by the NYSE provides the Company until March 17, 2009 to complete and file the 2007 Form 10-K.

The extension is subject to reassessment by the NYSE.  The NYSE will monitor the Company's progress in connection with filing the 2007 Form 10-K, and failure to progress could result in suspension of the Company's listing privileges prior to March 17, 2009.  Although the Company is working diligently to complete the 2007 Form 10-K, no assurance can be given that the 2007 Form 10-K will be filed by March 17, 2009.

About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services exclusively for government-sponsored health care programs, focusing on Medicaid and Medicare.  Headquartered in Tampa, Florida, WellCare offers a variety of health plans for families, children, the aged, blind and disabled, and prescription drug plans, currently serving more than 2.5 million members nationwide.  For more information about WellCare, please visit the Company’s website at www.wellcare.com.